A&B
                            ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                                                                   March 6, 1995

To the Shareholders of Alexander & Baldwin, Inc.:

     The 1995 Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on Thursday, April 27, 1995 at 10:00 a.m. You are invited to attend, and we hope you will be able to do so. At the meeting, we will have the opportunity to discuss the Company's financial performance during 1994, and our future plans and expectations.

     As you probably already are aware, Robert J. Pfeiffer, the Chairman of the Board of the Company since 1980, has informed the Board that he wishes to retire and will not stand for re-election to the Board at the Annual Meeting. He will step down as Chairman effective March 31, 1995. On behalf of the Company and its Board, officers and employees, as well as personally, I wish to express appreciation for Mr. Pfeiffer's extraordinary record of leadership and contributions over his 37 1/2-year career with the Company. His career with the Company included longer service as Chief Executive Officer than any other individual in the Company's 124-year history except John Waterhouse, the son-in-law of A&B co-founder, Samuel T. Alexander.

     Whether or not you now plan to attend the Annual Meeting, you are urged to sign, date and mail the enclosed proxy and return it in the enclosed envelope at your earliest convenience. Regardless of the size of your holding, it is important that your shares be represented. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

                              Sincerely,



                              /s/John C. Couch
                              President and Chief Executive Officer

                                       A&B
                            ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     Notice is hereby given that the Annual Meeting of Shareholders of Alexander & Baldwin, Inc. ("A&B") will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on Thursday, April 27, 1995, at 10:00 a.m., Honolulu time, for the following purposes:

     1. To elect ten directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

     2.   To elect auditors for the ensuing year; and

     3. To transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on February 17, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

                              By Order of the Board of Directors



                              /s/Michael J. Marks
                              Vice President, General
                              Counsel and Secretary


March 6, 1995

                                       A&B
                            ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                                 PROXY STATEMENT


GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Baldwin, Inc. ("A&B") for use at the Annual Meeting of Shareholders to be held on April 27, 1995 and at any adjournment or postponement thereof (the "Annual Meeting"). A proxy may be revoked at any time prior to its exercise by a written revocation bearing a later date than the proxy and filed with the Secretary of A&B, by submission of a later-dated proxy, or by voting in person at the Annual Meeting.

     Only shareholders of record at the close of business on February 17, 1995 are entitled to notice of and to vote at the Annual Meeting. On that date, A&B had outstanding 45,663,160 shares of common stock without par value, each of which is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote will be necessary for the election of directors and election of auditors. Abstentions and broker non-votes will be included for purposes of determining a quorum at the Annual Meeting. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against the election of auditors.

     Following the original mailing of proxy soliciting material, officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by appropriate means, including by mail, telephone, telecopy and personal interview. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of A&B's common stock to forward proxy soliciting material to the beneficial owners of such stock, and A&B will reimburse such record holders for their reasonable expenses. A&B has retained the firms of Morrow & Co., Inc., New York, New York, and Skinner & Co., San Francisco, California, to assist in the solicitation of proxies at a combined cost of $14,000, plus reasonable out-of-pocket expenses.

     This proxy statement and the enclosed proxy are being mailed to shareholders on or about March 6, 1995.


ELECTION OF DIRECTORS

     Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors.

     The Bylaws of A&B provide that no person (other than a person nominated by or on behalf of the Board) will be eligible to be elected a director at an annual meeting of shareholders unless a written notice that the person's name be placed in nomination is received by the Chairman of the Board, the President, or the Secretary of A&B not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual shareholders' meeting. If the annual meeting is not called for a date which is within 30 days of the anniversary date of the preceding annual meeting, a shareholder's notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In connection with a special meeting of shareholders called for the purpose of electing directors, the Bylaws require a shareholder's nomination notice to be given not later than 10 days after the date on which notice of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. To be in proper written form, a shareholder's notice must set forth specified information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The Bylaws also provide that no person shall be elected a director after reaching age 72, except that this provision is not applicable to any person who has served as Chief Executive Officer of A&B for a period of not less than five years.

     NOMINEES. The nominees of the Board of Directors are the ten persons named below, all of whom are currently members of the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board of Directors may nominate.

     The following table sets forth the name, age and principal occupation of each person nominated by the A&B Board, their positions with A&B and business experience during the last five years, and the year each first was elected or appointed a director.

Nominee, year      Principal occupation, information as to
nominee first      other positions with A&B, and other
became a           directorships
director, and age
_________________  _____________________________________________________________


Michael J. Chun    President, The Kamehameha Schools,
1990               Honolulu, Hawaii (educational institution)
51                 since June 1988; Vice President and
                   Secretary, ParEn, Inc., Honolulu, Hawaii
                   (environmental engineering services) from
                   January 1985 until June 1988; Director of
                   Bank of Hawaii.

Nominee, year      Principal occupation, information as to
nominee first      other positions with A&B, and other
became a director, directorships
and age
_________________  _____________________________________________________________


John C. Couch      Chief Executive Officer of A&B since April
1985               1992 and, effective April 1, 1995, Chairman
55                 of the Board of A&B; President of A&B from
                   October 1985 until April 1989 and since
                   April 1991; Chief Operating Officer of A&B from October 1985 until April 1989 and from April 1991 until April 1992; President and
                   Chief Executive Officer of A&B's
                   subsidiary, A&B-Hawaii, Inc. ("ABHI"),
                   since April 1989 and, effective April 1,
                   1995, Chairman of the Board of ABHI;
                   effective April 1, 1995, Chairman of the
                   Board of A&B's subsidiary, Matson
                   Navigation Company, Inc. ("Matson"); prior to October 1985 held various executive officer positions with A&B, Matson and Matson's subsidiaries; Director of First
                   Hawaiian, Inc. and First Hawaiian Bank.

Leo E. Denlea,     Chairman of the Board, President and Chief
Jr.                Executive Officer, Farmers Group, Inc., Los
1987               Angeles, California (insurance) since
63                 September 1986; Director of B.A.T.
                   Industries, p.l.c.

Walter A. Dods,    Chairman of the Board and Chief Executive
Jr.                Officer of First Hawaiian, Inc., Honolulu,
1989               Hawaii (banking) since September 1989;
53                 President of First Hawaiian, Inc. from
                   March 1989 until March 1991; Chairman of the Board and Chief Executive Officer,
                   First Hawaiian Bank since September 1989 and President from November 1984 until October 1989.

Charles G. King    Vice President, Kuhio Motors, Inc., Lihue,
1989               Kauai, Hawaii (automobile dealership) since
49                 December 1983.

Carson R.          Managing Director, The Corporate
McKissick          Development Company, Los Angeles,
1971               California (financial advisory services)
62                 since July 1991; Vice President, Citibank,
                   Los Angeles, California (banking and
                   financial services) from December 1987
                   until June 1991; Director of Triangle
                   Pacific Corp.

C. Bradley         Chief Executive Officer of Matson since
Mulholland         April 1992; President of Matson since
1991               May 1990; Chief Operating Officer of Matson
53                 from July 1989 until April 1992; Executive
                   Vice President of Matson from September 1987 until May 1990; prior to September 1987 held various executive officer positions with
                   Matson.

Nominee, year      Principal occupation, information as to
nominee first      other positions with A&B, and other
became a director, directorships
and age
_______________    _____________________________________________________________


Robert G. Reed     Business consultant; Director of BHP
III                Petroleum (oil exploration and production)
1986               from November 1992 until August 1994;
67                 President, Chief Executive Officer and
                   Director of Pacific Resources, Inc.,
                   Honolulu, Hawaii (petroleum refining and gas service) from May 1985 until November 1992 and Chairman of the Board of Pacific
                   Resources, Inc. from January 1986 until
                   November 1992; Director of First Hawaiian
                   Bank.

Maryanna G. Shaw   Private investor.
1980
56

Charles M.         Managing Director, Trust Company of the
Stockholm          West, San Francisco, California (investment
1972               management services) since June 1986.
62

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

     COMMITTEES. The Board of Directors, which held seven meetings during 1994, has an Audit Committee and a Compensation and Stock Option Committee. A&B has no nominating or similar committee; the full Board of Directors performs that function.

     The current members of the Audit Committee, which held three meetings during 1994, are Mr. McKissick, Chairman, Mrs. Shaw, and Messrs. Chun, Denlea, Dods and Pfeiffer. The Audit Committee meets from time to time with A&B's independent auditors and has general responsibility for reviewing the accounting and auditing affairs of A&B.

     The current members of the Compensation and Stock Option Committee, which held six meetings during 1994, are Mr. Stockholm, Chairman, and Messrs. King and Reed. The Compensation and Stock Option Committee has general responsibility for management and other salaried employee compensation, including incentive com pensation and stock option plans.

     COMPENSATION OF DIRECTORS. Directors who are not employees of A&B receive an annual retainer of $16,000 and an additional $3,000 if also serving as Chairman of a Board committee. All directors receive an attendance fee of $700 per meeting. In addition, attendance fees of $700 and $600 per meeting are paid to A&B directors serving as chairmen and members, respectively, of Board commit tees. All A&B directors serve as directors of A&B's ABHI and Matson subsidiaries. Directors of ABHI and Matson receive attendance fees of $700 per ABHI or Matson Board meeting. Outside directors may defer up to 100 percent of their annual retainer and meeting fees until retirement or until such earlier
date as they may select.   No directors have deferred such fees.

     Under A&B's Non-Employee Director Stock Option Plan ("Director Plan"), approved by the shareholders at the 1989 Annual Meeting, a non-qualified stock option to purchase 3,000 shares of A&B common stock automatically will be granted at each Annual Meeting of Shareholders to each individual who is at such meeting elected or re-elected as a non-employee director of A&B. The option price per share is the average mean between the highest and lowest sale price per share of common stock for the five consecutive trading days prior to the grant date, and the term of the option may not exceed 10 years. Options become exercisable 6 months after the grant date. At the 1994 Annual Meeting held on April 28, 1994, options to purchase 3,000 shares of A&B common stock at an exercise price of $24.70 per share were granted to each of the nine non-employee directors. As of February 17, 1995, all unexpired options granted under the Director Plan remained outstanding.

     A&B maintains life insurance, retirement and deferred compensation plans, and provides medical and dental benefits, for its directors who are not A&B employees. The life insurance program affords coverage of $50,000 for directors, as well as accidental death and dismemberment coverage of $200,000 for directors and $50,000 for their spouses while accompanying directors on A&B business. Under the retirement plan, a director who has 5 or more years of service will receive, in addition to certain post-retirement health care insurance benefits, a lump sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her retirement or other termination, plus 10 percent of that amount, up to an additional 50 percent, for each year of service as a director over 5 years.

     Since April 1, 1992, Mr. R. J. Pfeiffer has served as Chairman of the Boards of, and consultant to, each of A&B, Matson and ABHI, pursuant to a consulting agreement which, as amended, provides that he will continue to serve in such capacities until March 31, 1995. Consistent with Mr. Pfeiffer's decision not to stand for re-election to the Board, and to step down as Chairman of the Boards of A&B, Matson and ABHI effective March 31, 1995, Mr. Pfeiffer's consulting agreement will not be extended or renewed. During the term of such consulting agreement, Mr. Pfeiffer's annual base consulting fee was $450,000 and he received certain other benefits and amounts under various A&B plans in addition to the retirement and pension benefits to which he may be entitled. If Mr. Pfeiffer's consulting services were to be terminated by A&B without "cause" or by Mr. Pfeiffer for "good reason" (as defined in the agreement), Mr. Pfeiffer would receive his full consulting fee through the date of termination at the rate then in effect, plus a lump sum payment equal to two times his then current annual consulting fee. Upon termination of Mr. Pfeiffer's consulting services by A&B without cause or by Mr. Pfeiffer for good reason following a "change in control" of A&B (as defined in the agreement), Mr. Pfeiffer also would receive in one lump sum certain accrued but unpaid awards and amounts under various A&B incentive and deferred compensation plans, and an amount in lieu of outstanding options then held by Mr. Pfeiffer, calculated in the same manner as under the severance agreements described under the caption "Severance Agreements" below.

     Mr. Pfeiffer's agreement provides for reimbursement for moving expenses in the event Mr. Pfeiffer moves to the U.S. mainland within one year after the date that he no longer is serving as a consultant under the agreement. The agreement also provides for a tax gross-up payment to offset any excise taxes that may become payable by Mr. Pfeiffer by reason of Sections 280G and 4999 of the Internal Revenue Code if his consulting services were to be terminated without cause or for good reason following a change in control of A&B. A&B's current estimate is that Mr. Pfeiffer would not be subject to such excise taxes if his consulting services were terminated under the circumstances described in the preceding sentence and, accordingly, the tax gross-up payment would not be necessary. The foregoing obligations of A&B to Mr. Pfeiffer under Mr. Pfeiffer's agreement are guaranteed by Matson and ABHI.


SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

     The following table lists the names and addresses of the only shareholders known by A&B to have owned beneficially more than 5 percent of A&B's common stock outstanding on February 17, 1995, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.


Name and Address                   Amount of         Percent of
of Beneficial Owner           Beneficial Ownership     Class
- -------------------           --------------------   ---------
Southeastern Asset            4,526,500 (b)           9.9
  Management, Inc.
6075 Poplar Avenue
Suite 900
Memphis, Tennessee
38119

First Hawaiian Bank (a)        2,717,824 (c)           6.0
P. O. Box 3200
Honolulu, Hawaii  96847


(a) For additional information concerning relationships and transactions between A&B and First Hawaiian Bank, please see "Security Ownership of Directors and Executive Officers" and "Certain Relationships and Transactions" below.

(b) As reported in Amendment No. 3 to Schedule 13G dated February 8, 1995 (the "13G Amendment") filed with the Securities and Exchange Commission. According to the 13G Amendment, such shares are owned legally by investment advisory clients of Southeastern Asset Management, Inc. ("Southeastern"), and are held in discretionary accounts, with Southeastern having sole dispositive power over all such shares and sole voting power over 4,329,100 of such shares. In addition, according to the 13G Amendment,
     (i) investment advisory clients of Southeastern own an aggregate of 1,141,800 shares (2.5% of A&B's outstanding common stock) in non-discretionary accounts over which Southeastern has no dispositive or voting power and (ii) Longleaf Partners Fund ("Longleaf"), an investment company, owns 1,565,000 shares (3.4% of A&B's outstanding common stock) over which Longleaf has sole dispositive and voting power. Southeastern is Longleaf's investment counsel.

(c) Shares are beneficially owned in a fiduciary capacity by the trust department of First Hawaiian Bank, as follows: shared voting and disposi tive power - 1,949,696 shares, sole voting and dispositive power - 622,104 shares, sole voting and shared dispositive power - 6,288 shares, sole dispositive power only - 3,100 shares, and shared dispositive power only - 6,400 shares. In addition, First Hawaiian Bank's trust department holds 130,236 shares over which it has neither voting nor dispositive power.

CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

     SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. The following table shows the number of shares of A&B common stock beneficially owned as of February 17, 1995 by each director and nominee, by each executive officer named in the "Summary Compensation Table" below, and by directors, nominees and executive officers as a group (including one advisory director) and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.

Name or Number             Amount of Beneficial         Percent of
  in Group                  Ownership(a)(b)(c)            Class
- -------------              --------------------         ---------
Michael J. Chun                  15,391                    --
John C. Couch                   511,208                    1.1
Leo E. Denlea, Jr.               19,600                    --
Walter A. Dods, Jr.              16,009                    --
Charles G. King                  20,685                    --
Carson R. McKissick              23,000                    --
C. Bradley Mulholland           291,572                    0.6
R. J. Pfeiffer                  513,434                    1.1
Robert G. Reed III               20,000                    --
Maryanna G. Shaw                943,543                    2.1
Charles M. Stockholm             20,000                    --
W. Allen Doane                   82,405                    0.2
David G. Koncelik                13,892                    --
Glenn R. Rogers                 127,957                    0.3
24 Directors, Nominees
  and Executive Officers      5,519,480                   11.7
    Officers as a Group (d)

(a) Amounts do not include shares owned by spouses of those directors and executive officers who disclaim beneficial ownership thereof, as follows:
     Mr. McKissick - 600, and directors, nominees and executive officers as a group - 42,200. In addition, Mr. Stockholm and Mrs. Shaw, who are husband and wife, each disclaim beneficial ownership of all shares beneficially owned by the other. Except as noted in footnote (d) below, amounts do not include shares beneficially owned in a fiduciary capacity by trust com panies or the trust departments of banks of which A&B directors are directors or officers, or both, and shares held by foundations or trusts of which A&B directors are trustees or directors, as follows: First Hawaiian Bank - 2,717,824 shares, The Wallace Alexander Gerbode Foundation, of which Mrs. Shaw and Mr. Stockholm are trustees - 40,000 shares, and the William Garfield King Educational Trust, of which Mr. King is a trustee - 1,000 shares.

(b) Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows:
     Mr. Chun - 390 shares, Mr. Denlea - 1,600 shares, Mr. King - 685 shares (held by a living trust of which Mr. King is a co-trustee), Mr. Mulholland-37,678 shares, Mr. Pfeiffer - 261,434 shares (held by a family trust of which Mr. Pfeiffer serves as a trustee), Mrs. Shaw - 79,613 shares, Mr. Rogers - 1,000 shares, and directors, nominees and executive officers as a group - 1,966,302 shares, and (ii) sole voting power only, as follows:
     Mr. Couch - 1,655 shares, Mr. Mulholland - 1,993 shares, Mr. Rogers - 1,582 shares, and directors, nominees and executive officers as a group - 10,992 shares.

(c) Amounts include shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to May 5, 1995 through the exercise of stock options, as follows:
     Mr. Pfeiffer - 252,000, Mr. Couch - 363,800, Mr. Mulholland - 226,000,
     Mr. Rogers - 114,000, Mr. Doane - 70,000, Mrs. Shaw and Messrs. Denlea, King, McKissick, Reed and Stockholm - 18,000 each, Messrs. Chun and Dods - 15,000 each, Mr. Koncelik - 12,000, and directors, nominees and executive officers as a group - 1,683,012.

(d) Includes 2,264,696 shares beneficially owned by Alexander C. Waterhouse, an advisory director of A&B, of which 1,545,102 shares also are beneficially owned by First Hawaiian Bank in a fiduciary capacity. Mr. Waterhouse served as a director of A&B from 1974 to 1984. He did not stand for election as a director at the end of that period because he had reached the mandatory retirement age under A&B's Bylaws. The Board of Directors has elected Mr. Waterhouse as an advisory director and, as such, he is entitled to attend and participate in meetings of the Board and to receive director's compensation, but he has no vote.

     Section 16(a) of the Securities Exchange Act of 1934 requires A&B's directors and executive officers, and persons who own more than 10 percent of its common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. The Company believes that during fiscal 1994 its directors and executive officers filed on a timely basis all reports required to be filed under Section 16(a).

     CERTAIN RELATIONSHIPS AND TRANSACTIONS. Walter A. Dods, Jr., an A&B director, is Chairman of the Board and Chief Executive Officer of First Hawaiian, Inc., a bank holding company, and is Chairman of the Board and Chief Executive Officer of its banking subsidiary, First Hawaiian Bank. A&B holds a
5.2 percent interest in First Hawaiian, Inc.

     First Hawaiian Bank has (i) a 29 percent participation in and is agent for a $155,000,000 revolving credit and term loan agreement with A&B and ABHI, under which $30,000,000 was outstanding at February 17, 1995, (ii) a revolving credit agreement with A&B under which the amount outstanding ($11,500,000 at February 17, 1995), when combined with First Hawaiian Bank's share of amounts drawn under the previously-described $155,000,000 revolving credit and term loan agreement, may not exceed $65,000,000, (iii) 16.34 percent and 16.08 percent beneficial interests in trusts that hold 20 percent equity investments in the original hull and midbody improvements, respectively, of the S.S. Lurline, a vessel chartered to Matson for 25 years subject to an option to renew the charter for up to five years, which interests were received in consideration of an aggregate equity investment participation commitment of $2,040,500, (iv) a
22.9 percent beneficial interest in a leveraged lease to lease containers to Matson, which interest was received in consideration of an aggregate equity investment participation commitment of $7,200,000, (v) issued a $12,800,000 letter of credit on behalf of Matson for insurance security purposes, (vi) a $25,000,000 line of credit with Matson Leasing to support the issuance of letters of credit for container purchase purposes, under which no amount was outstanding at February 17, 1995, (vii) a 30% participation in a $100,000,000 revolving credit facility with Matson Leasing, under which no amount was outstanding at February 17, 1995, (viii) a 40 percent participation in a $100,000,000 revolving credit facility with California and Hawaiian Sugar Company, Inc. ("C&H"), under which no amount was outstanding at February 17, 1995, and (ix) a $9,000,000 line of credit with C&H to support the issuance of letters of credit, under which $8,733,649 was outstanding at February 17, 1995.

     On March 3, 1994 and June 16, 1994, A&B purchased 300,000 and 110,000 shares, respectively, of its common stock from The Wallace Alexander Gerbode Foundation, of which Mrs. Shaw and Mr. Stockholm are trustees. The purchases, for a total cash price of $10,277,500, were made pursuant to the stock repurchase program authorized by the Board in December 1993.


EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND OTHER COMPENSATION. The following table summarizes the cash and noncash compensation paid by A&B for services rendered, during each of the last three completed fiscal years, by A&B's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "named executive officers"). The amounts shown in the Summary Compensation Table include only compensation earned during the years in which the named executive officers served as executive officers.

                           SUMMARY COMPENSATION TABLE

                                                     Long-Term Compensation
                                                 -----------------------------
                                  Annual Compensation                       Awards           Payouts
                                  -------------------                    ------------       ---------
     (a)                      (b)        (c)          (d)          (e)          (f)         (g)          (h)       (i)
                                                                  Other        Res-                                All
                                                                 Annual       tricted     Securities               Other
                                                                 Compen-      Stock      Underlying    LTIP       Compen-
   Name and                                                      sation       Awards     Options/SARs  Payouts    sation
Principal Position           Year      Salary($)  Bonus($)(4)    ($)(6)      ($)(7)          (#)       ($)(8)     ($)(10)
- ------------------           ----      --------   ----------     ------      -------     ------------  ------     -------

John C. Couch (1)                1994   540,000    267,000(5)    4,145       356,100      70,000       89,100(9)  82,067
President and Chief              1993   490,000    220,027(5)    1,809       375,300      70,000       85,814(9)  75,297
Executive Officer of A&B         1992   437,500    137,500(5)    1,319       361,500      60,000      103,500(9)  77,348

C. Bradley Mulholland            1994   392,500    128,000(5)    3,496       266,250      40,000       49,500(9)  55,982
President and Chief              1993   367,606    102,528(5)    1,764       253,875      45,000       66,786(9)  51,973
Executive Officer of Matson      1992   343,272    172,000       1,506        75,900      50,000       75,900(9)  50,494

W. Allen Doane                   1994   259,000     68,750(5)    2,859       144,975      25,000       27,900(9)  18,389
Executive Vice President         1993   238,500     68,791(5)    2,984       140,250      30,000       24,750(9)  15,026
and Chief Operating              1992   221,250    115,000       2,167             0      15,000            0     13,078
Officer of ABHI

David G. Koncelik (2)            1994   235,000     82,160(5)        0        30,810      12,000            0     16,685
President and Chief Executive    1993     ---         ---          ---          ---         ---           ---       ---
Officer of California and        1992     ---         ---          ---          ---         ---           ---       ---
Hawaiian Sugar Company, Inc.

Glenn R. Rogers (3)              1994    205,000     64,950(5)   3,346       129,225      25,000       21,200(9)  37,760
Vice President, Chief Financial  1993    189,038     57,876(5)   1,968       131,625      17,000       29,903(9)  35,114
Officer and Treasurer of A&B     1992      ---        ---         ---          ---          ---          ---        ---

(1)Mr. Couch was appointed Chief Executive Officer effective April 1992. In accordance with applicable requirements, this table includes information with respect to Mr. Couch's compensation as an executive officer during 1992 prior to the time he became Chief Executive Officer.

(2)Mr. David G. Koncelik became an executive officer effective January 1994. In accordance with applicable requirements, this table does not include information with respect to Mr. Koncelik's compensation prior to 1994.

(3)Mr. Rogers became an executive officer effective April 1993. In accordance with applicable requirements, this table does not include information with respect to Mr. Rogers' compensation prior to 1993, but does include information with respect to Mr. Rogers' compensation during 1993 prior to the time he became an executive officer.

(4)"Bonus" consists of cash amounts earned for the fiscal year identified in column (b) under A&B's One-Year Performance Improvement Incentive Plan ("One-Year Plan").

(5)Represents a portion of the named executive officers' award under the One-Year Plan. The named executive officers elected to receive the balance of their One-Year Plan award in restricted stock, the value of which is included in column (f).

(6)"Other Annual Compensation" consists of amounts reimbursed to the named executive officers for their estimated income tax liability by reason of
   (i) A&B's payments for the cost of personal excess liability insurance, and
   (ii) personal use of company automobiles. It does not include the aggregate amount of perquisites received by each named executive officer, which for each fiscal year in question was less than the lesser of $50,000 or 10% of reported salary and bonus.

(7) Represents (i) amount of One-Year Plan award elected to be received in stock in respect of awards earned for the fiscal year identified in column (b), (ii) amount of award under A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") elected to be received in stock in respect of awards earned for the three-year plan cycle ending with and including the fiscal year identified in column (b), and (iii) additional stock awarded in the discretion of the Compensation and Stock Option Committee ("Committee") in respect of the foregoing stock elections, valued at 50% of the amount of the One-Year Plan and/or Three-Year Plan award that the named executive officer has elected to take in stock. All shares are subject to the A&B Restricted Stock Bonus Plan, which provides that if the named executive officer leaves A&B's employ (for any reason other than retirement, death or disability) within three years after the award, the shares are subject to repurchase by A&B at the lesser of their fair market value at the time of repurchase or the amount of the award originally applied to their purchase. Shares subject to such repurchase right may not be sold or transferred until such right lapses. As of December 31, 1994, the number and value (based upon a $22.25 per share closing price of A&B's common stock) of shares of restricted stock held by the named executive officers are as follows: Mr. Couch - 39,187 shares ($871,911);
   Mr. Mulholland - 13,519 shares ($300,798); Mr. Doane - 5,665 shares ($126,046); Mr. Koncelik - 0 shares ($0); and Mr. Rogers - 5,317 shares ($118,303). Dividends are payable on the restricted shares if and to the extent payable on A&B's common stock generally.

(8) "LTIP Payouts" consist of cash amounts earned under the Three-Year Plan for the three-year plan cycle ending with and including the fiscal year identified in column (b).

(9) Represents a portion of the named executive officers' award under the Three-Year Plan. The named executive officers elected to receive the balance of their Three-Year Plan award in restricted stock, the value of which is included in column (f).

(10) "All Other Compensation" for 1994 includes: (i) amounts contributed by A&B to the A&B Profit Sharing Retirement Plan (Mr. Couch - $10,650,
   Mr. Mulholland - $10,650, Mr. Doane - $10,650, Mr. Koncelik - $10,650, and Mr. Rogers - $10,650); (ii) amounts accrued for profit sharing under the A&B Excess Benefits Plan, pursuant to which executives chosen by the Committee receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B's qualified plans (Mr. Couch - $27,690, Mr. Mulholland - $17,218, Mr. Doane - $7,739, Mr. Koncelik -
   $6,035, and Mr. Rogers - $3,905); (iii) amounts contributed by A&B for the accounts of the named executive officers under the A&B Executive Survivor/Retirement Benefit Plan, pursuant to which executives selected by the Chief Executive Officer of A&B receive benefits in lieu of coverage over $50,000 which otherwise would be provided under A&B's group life insurance program (Mr. Couch - $26,227, Mr. Mulholland - $10,614, and Mr. Rogers - $23,205); and (iv) director fees (Mr. Couch - $17,500 and Mr. Mulholland - $17,500).

OPTION GRANTS. The following table contains information concerning the grant of stock options under A&B's 1989 Stock Option/Stock Incentive Plan during 1994 to the named executive officers.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR



                          INDIVIDUAL  GRANTS
- ------------------------------------------------------------------------------------

                         Number of       Percent of Total
                        Securities        Options/SARs       Exercise
                         Underlying        Granted to         or Base                      Grant Date
                       Options/SARs         Employees          Price      Expiration      Present Value
    Name                Granted(#)        in Fiscal Year     ($/share)       Date           ($)(b)
   ------              ------------       --------------     ---------    ----------      -------------
John C. Couch          70,000(a)            15.6%             27.00      January 26,2004    544,985

C. Bradley Mulholland  40,000(a)             8.9%             27.00      January 26,2004    311,420

W. Allen Doane         25,000(a)             5.6%             27.00      January 26,2004    194,638

David G. Koncelik      12,000(a)             2.7%             27.00      January 26,2004     93,426

Glenn R. Rogers        25,000(a)             5.6%             27.00      January 26,2004    194,638

(a) Options granted on January 27, 1994 under the 1989 Stock Option/Stock Incentive Plan ("1989 Plan") with an exercise price per share equal to the fair market value of the underlying shares of A&B common stock on the grant date. These options became exercisable one year after the date of grant. No stock appreciation rights were granted with these options. In certain merger, reorganization or change in control situations involving A&B, the exercisability of options under the 1989 Plan will be accelerated in accordance with the terms of the grant, and options may be surrendered for a cash distribution per share equal to the difference between the fair market value of the option share (or, if greater, the change in control consideration paid per share) and the exercise price.

(b) Based on an option pricing model proposed by A&B's independent compensation consultant that projects future gains from stock options. This option pricing model modifies the Black-Scholes model by using the average stock price volatility for a broad range of stocks and converting the results into explicit price growth assumptions consistent with the Capital Asset Pricing Model (CAP-M). The assumptions used in this pricing model are as follows: (i) the market value of A&B stock increases at a uniform rate of 10% compounded annually, (ii) stock options will be exercised five years from the date of grant, (iii) projected future gains are discounted back to the date of grant using a 15% discount rate, and (iv) the resulting current dollar values are further discounted by 5% to take into account the probability the stock options will be forfeited as a result of executives' termination of employment within one year of the grant date. This option pricing model makes no explicit assumptions about A&B's future dividend yields, but the CAP-M price growth and discount factors implicitly assume an average dividend yield of between 2% and 3% for the broad market. There is no assurance the value realized by an executive officer will be at or near the value estimated by this option pricing model. The actual value, if any, an executive officer may realize will depend upon how much the stock price has increased over the exercise price on the date the option is exercised.

     OPTION EXERCISES AND FISCAL YEAR-END HOLDINGS. The following table provides information, with respect to the named executive officers, concerning the number and value of unexercised options held as of December 31, 1994. No options were exercised during 1994 by the named executive officers.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


                              Number of Securities           Value of Unexercised
                             Underlying Unexercised              In-the-Money
                                Options/SARs At                  Options/SARs
                                   FY-End (#)                   At FY-End ($)(b)
                              ---------------------           --------------------
     Name                Exercisable      Unexercisable     Exercisable    Unexercisable
     ----                -----------      -------------     -----------    -------------
  John C. Couch          293,800 (a)        70,000            21,756            0


  C. Bradley Mulholland  186,000            40,000                 0            0


  W. Allen Doane          45,000            25,000                 0            0


  David G. Koncelik            0            12,000                 0            0


  Glenn R. Rogers         89,000            25,000                 0            0

(a)Of this number, an option representing 56,317 shares was granted with tandem stock appreciation rights ("SARs") entitling the option holder, subject to the approval of the Compensation and Stock Option Committee, to surrender the portion of the option having tandem SARs for a distribution, in cash or in shares of A&B common stock, equal to the difference between (i) the fair market value of the shares at the time the option is exercised and (ii) the aggregate option price payable for such shares.

(b)Based on closing market price of A&B common stock on December 31, 1994 minus the exercise price.

     LONG-TERM INCENTIVE PLANS. The following table provides information, with respect to the named executive officers, concerning threshold, target and maximum award levels determined in 1994 under A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") for the three-year performance cycle beginning 1995 and ending 1997. Under the Three-Year Plan, neither shares, units nor other quantifiable rights are awarded to participants at the outset of the three-year cycle. Instead, at the beginning of the plan cycle, the Compensation and Stock Option Committee ("Committee"), with the advice and recommendations of management, identifies the participants for the Three-Year Plan and formulates the performance goals to be achieved for the plan cycle. Goals are established for A&B as a whole, for each operating unit, and for each individual participant. At the end of each plan cycle, results are compared with goals, and awards are made accordingly. Aggregate awards for all participants under the Three-Year Plan generally are limited by minimum pre-tax income levels for A&B set by the Committee in advance of each plan cycle, and if such minimum levels are not reached, the award of each participant is reduced proportionately. Participants may elect to receive awards earned under the Three-Year Plan entirely in cash or up to 50 percent in shares of A&B stock and the remainder in cash. The shares of A&B stock are subject to the A&B Restricted Stock Bonus Plan, which provides that if the named executive officer leaves A&B's employ (for any reason other than retirement, death or disability) within three years after the award, the shares are subject to repurchase by A&B at the lesser of their fair market value at the time of repurchase or the amount of the award originally applied to their purchase. A participant who elects to take stock may be awarded, in the Committee's discretion, additional shares of common stock under the Restricted Stock Bonus Plan, valued at up to 50 percent of the amount of the award the participant has elected to take in stock. Cash payments made under the Three-Year Plan are reported in the "Summary Compensation Table" above for the year of payout, under column (h).

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR


                                                       Estimated Future Payouts Under
                             Performance or Other           Non-Stock Price-Based Plans (2)
                             Period Until Matura-      ----------------------------------------
   Name                        tion or Payout (1)      Threshold ($)     Target ($)    Maximum ($)
   ----                      --------------------      -------------     ----------    -----------
  John C. Couch                December 31, 1997            147,000          294,000       588,000

  C. Bradley Mulholland        December 31, 1997             87,282          174,563       349,126

  W. Allen Doane               December 31, 1997             47,749           95,498       190,996

  David G. Koncelik            December 31, 1997             52,500          105,000       210,000

  Glenn R. Rogers              December 31, 1997             42,000           84,000       168,000


 (1)  Performance period beginning January 1, 1995 and ending December 31, 1997.

 (2) In addition to the amounts shown, if the executive officers elect to receive any portion of their awards, up to a maximum of 50 percent, in restricted shares of A&B common stock, the Compensation and Stock Option Committee may, in its sole discretion, award additional restricted shares of A&B common stock valued at up to 50 percent of the amount of the awards elected to be taken in stock. See footnote (7) of the "Summary Compensa-tion Table" above for additional information.

         RETIREMENT PLAN. The A&B Retirement Plan for Salaried Employees, a non-contributory defined benefit pension plan, provides retirement benefits to A&B's salaried employees who are not subject to collective bargaining agreements. The table below shows estimated monthly retirement benefits to covered participants at normal retirement age (age 65) under this plan, including amounts payable under A&B's Excess Benefits Plan, pursuant to which executives chosen by the Committee will receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B plans.

                         PENSION PLAN TABLE

                                    Years of Service
                                    ----------------
  Remuneration       15        20        25        30       35
  ------------       --        --        --        --       --
   $  125,000    $ 2,761   $ 3,681   $ 4,602   $ 5,062   $ 5,522
      150,000      3,339     4,452     5,565     6,122     6,678
      175,000      3,917     5,223     6,529     7,182     7,835
      200,000      4,495     5,994     7,492     8,241     8,990
      250,000      5,652     7,536     9,419    10,361    11,303
      300,000      6,808     9,077    11,347    12,482    13,616
      400,000      9,120    12,161    15,201    16,721    18,241
      500,000     11,433    15,244    19,055    20,960    22,866
      600,000     13,745    18,327    22,909    25,200    27,491
      700,000     16,058    21,411    26,763    29,439    32,116
      800,000     18,370    24,494    30,617    33,679    36,740
      900,000     20,683    27,577    34,472    37,919    41,366
    1,000,000     22,995    30,661    38,326    42,159    45,991

     Retirement benefits are based on participants' average monthly compensation in the 5 highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay, certain commissions and fees, shift differentials and one-year bonuses. Credited years of service as of March 1, 1995 for the persons named in the cash compensation table are:
Mr. Couch - 18.5, Mr. Mulholland - 29.6, Mr. Doane - 3.9, Mr. Koncelik - 6.3, and Mr. Rogers - 19.6. The amounts are based on an ordinary straight life annuity payable at normal retirement age, and do not give effect to social security offsets.

     SEVERANCE AGREEMENTS. A&B has entered into severance agreements (the "Severance Agreements") with Messrs. Couch, Mulholland, Doane and Rogers in order to encourage their continued employment with A&B and Matson by providing them with greater security in the event of termination of their employment following a change in control of A&B. A&B also has entered into Severance Agreements with eight other employees, including five other executive officers. Each Severance Agreement has an initial two-year term and is automatically ex tended at the end of each term for a successive one-year period unless termi nated by A&B. The Severance Agreements provide for certain severance benefits if the executive's employment is terminated by A&B without "cause" or by the executive for "good reason" following a "change in control" of A&B (as those terms are defined in the Severance Agreements). Upon such termination of employ ment, the executive will be entitled to receive a lump sum severance payment equal to two times the sum of the executive's base salary plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding options held by the executive and the higher of the then current market price of A&B common stock or the highest price paid in connection with a change in control of A&B. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive's continued benefit for a period of two years after termination. Each Severance Agreement provides for a tax gross-up payment to offset any excise taxes that may become payable by an executive by reason of Sections 280G and 4999 of the Internal Revenue Code if the executive's employment is terminated without cause or for good reason following a change in control of A&B.


COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee ("Committee") of the Board of Directors directs the management of A&B's executive compensation program. The Committee is composed entirely of independent, non-employee Board members, and is assisted by an international management consultant firm that advises the Committee on compensation matters.

Compensation Philosophy

     The Committee has implemented an executive compensation philosophy, approved by the Board, that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. This philosophy is achieved through a performance-based compensation system pursuant to which a substantial portion of executive officers' compensation is based on the short-term and long-term results achieved for A&B and A&B shareholders and on the executive officers' individual performances. For 1994, approximately 65% of the compensation of named executive officers in the above Summary Compensation Table was in the form of non-salary, performance-based compensation.

     Consistent with this compensation philosophy, and to enhance the linkage between the financial interests of executive officers and those of A&B shareholders, the Board of Directors in 1994 approved stock ownership guidelines that recommend specified minimum levels of ownership of A&B stock to be met by executive officers within the next five years. These recommended minimum levels range from ownership of A&B stock with a value of one times base salary to, in the case of the Chief Executive Officer, ownership of A&B stock with a value of five times base salary.

     An objective of the executive compensation philosophy is to enable executive officers to receive above-average compensation, compared with compensation of executive officers with comparable job responsibilities at other companies, in order that A&B be able to attract, retain and motivate executive officers. Achievement of above-average compensation is tied to corporate and individual results and the performance of A&B stock, so there is no assurance that this level of compensation will be achieved.

     Comparative data is provided by the Committee's independent compensation consultant and is based on national compensation survey data from nearly 500 industrial companies, controlled for size and complexity. This survey data includes none of the three companies (other than A&B) included in the Dow Jones Marine Transportation Index used in the Shareholder Return Performance Graph which appears in this Proxy Statement. A&B competes for executive talent across a broad group of industries, so survey data based on a broad group of industrial companies is more appropriate than survey data based on just the companies in the Dow Jones Marine Transportation Index.

     Consistent with the foregoing compensation objectives, the Committee will not necessarily limit executive compensation to that amount deductible by A&B under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee nevertheless will consider the deductibility of executive compensation as one factor in its consideration of compensation matters, and will consider reasonable steps and alternatives to preserve the deductibility of compensation payments.

     In accordance with the Committee's executive compensation philosophy, the major components of compensation under A&B's executive compensation program consist of: (i) base salary, (ii) annual incentive compensation pursuant to the One-Year Performance Improvement Incentive Plan ("One-Year Plan"), and
(iii) long-term incentive compensation pursuant to the Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") and the 1989 Stock Option/Stock Incentive Plan.

Base Salary

     Adjustments to base salary, if any, are considered annually by the Committee. The Committee reviews the salary adjustments for the executive officers (other than the Chief Executive Officer) with the Chief Executive Officer and the senior human resources executive. In making a salary adjustment, the Committee considers the executive officer's performance in the past year, the previously-described survey data provided by its independent compensation consultant pertaining to the salary level necessary for A&B to pay competitively, and projected salary increases in the coming years for executive officers in the diversified group of companies selected by its independent compensation consultant, but does not consider any specific corporate
performance factor.   For 1994, the base salaries of the Chief Executive Officer and executive officers as a group were set to correspond to a range between the average and the 75th percentile of salaries in such diversified group.

Annual Incentives

     The One-Year Plan provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B. In determining the size of an incentive award to an executive officer, the Committee considers both corporate performance and individual performance (the latter includes the performance of the business unit for which the executive officer is responsible) in the past year. Corporate performance counts toward 10%-60% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1994 plan cycle, the corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (60%), corporate cash flow from operations (20%) and return on total capital (20%). The relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles.
At the beginning of each one-year plan cycle, the goals for these corporate performance factors, as well as the goals for the specific business units for which the executive officers are responsible and the goals for the individuals themselves, are identified, and threshold, target and maximum award levels are assigned. At the end of each plan cycle, the amounts of the incentive awards, if any, are determined by comparing results with the performance goals. Aggregate awards under the One-Year Plan are limited by minimum levels of performance for each of the corporate performance measures set by the Committee in advance of each plan cycle, with consideration given to the effects of changes in accounting rules or other extraordinary events.

Long-Term Incentives

     The Three-Year Plan is structured like the One-Year Plan, but provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B on the basis of corporate performance and individual performance over a three-year performance cycle. Corporate performance counts toward 10%-100% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1992-1994 plan cycle, the specific corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (75%) and corporate cash flow from operations (25%). As with the One-Year Plan, the relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles. In addition, as with the One-Year Plan, the specific business unit performance factors used in assessing individual performance, and their relative weights, vary by business unit and job position. These business unit performance factors include, but are not limited to, profit before income tax, cash flow from operations, revenue, cost reduction, cost of crops, and schedule integrity.

     Stock option grants under the 1989 Stock Option/Stock Incentive Plan are considered annually by the Committee. Stock option grants are viewed as a desirable long-term compensation method because they link directly the financial interests of executive officers with those of shareholders. Stock options are granted in the discretion of the Committee. In determining the size of a stock option award to an executive officer, the Committee considers the role of the executive officer and corporate performance and individual performance in the past year, without assigning specific weight to any particular factor. In determining the size of stock option awards, the Committee does not consider amounts of stock options outstanding, but does consider the size of previously-granted stock options and the aggregate size of current awards.

Chief Executive Officer Compensation

     In 1994, the Committee approved a base salary increase for the Chief Executive Officer based on the Chief Executive Officer's performance in the past year and the salaries of other executive officers with comparable job responsibilities in the diversified group of companies selected by its independent compensation consultant. In this regard, the Committee's objective was to maintain a competitive base salary, which was set to correspond to a level between the average and the 75th percentile of base salaries in the selected diversified group of companies. Mr. Couch's award under the One-Year Plan for 1994 was above target, reflecting above target corporate profit before income tax and return on total capital, and below target corporate cash flow from operations. Mr. Couch's award under the Three-Year Plan for the 1992-1994 performance cycle was below target, reflecting below target corporate profit before income tax and corporate cash flow from operations over the three-year period. Mr. Couch also received a stock option grant totaling 70,000 shares in 1994. That grant was based on an overall review of corporate performance in 1993, without focus on any specific corporate performance measure, and an assessment of Mr. Couch's past and expected contributions.

     The foregoing report is submitted by Mr. Stockholm (Chairman), and Messrs. King and Reed.


SHAREHOLDER RETURN PERFORMANCE GRAPH

     As in prior years, set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on A&B's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Dow Jones Marine Transportation Index. The Dow Jones Marine Transportation index is a published index consisting of four companies, including A&B. This year, the Company has chosen also to include the Dow Jones Real Estate Investment Index in the comparison.


            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN *

                                1989   1990    1991   1992   1993   1994
                                ----   ----    ----   ----   ----   ----
Alexander & Baldwin, Inc.        100     61      81     73     82     71
S&P Composite - 500              100     97     126    136    150    152
DJ Marine Transportation         100     64      90     79    102     93
DJ Real Estate Investment        100     66      74     67     78     74

*$100 INVESTED ON DECEMBER 31, 1989 IN ALEXANDER & BALDWIN, INC. COMMON STOCK,
 THE S&P 500 STOCK INDEX, THE DJ MARINE TRANSPORTATION INDEX AND THE DJ REAL ESTATE INVESTMENT INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. FISCAL YEARS ENDING DECEMBER 31.


ELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has nominated Deloitte & Touche LLP for election as auditors of A&B for the ensuing year. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.


OTHER BUSINESS

     The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those set forth in this proxy statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will vote upon them in accordance with their best judgment.


SHAREHOLDER PROPOSALS FOR 1996

     Proposals of shareholders intended to be presented at the 1996 Annual Meeting of A&B must be received at the headquarters of A&B on or before November 7, 1995 in order to be considered for inclusion in the 1996 proxy statement and proxy.

                              By Order of the Board of Directors



                              /s/Michael J. Marks
                              Vice President, General
                              Counsel and Secretary


March 6, 1995

[FORM OF PROXY - Electronic form of proxy format differs slightly from paper copy.]

                                       A&B
                            ALEXANDER & BALDWIN, INC.
                    822 Bishop Street, Honolulu, Hawaii 96813


            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 27, 1995
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned hereby appoints J. C. Couch, W. A. Dods, Jr., and A. C. Waterhouse, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 27, l995, and any adjournments thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as follows:
(continued and to be signed on reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW.

Please mark votes this way
 X

___________
   COMMON

1.        ELECTION OF DIRECTORS (Check one box only):

/_/  FOR all nominees listed to the right:    /_/ WITHOUT AUTHORITY
                                                  to vote for all nominees
                                                  listed to the right:


  M. J. Chun, J. C. Couch, L. E. Denlea, Jr., W. A. Dods, Jr., C. G. King,
  C. R. McKissick, C. B. Mulholland, R. G. Reed III, M. G. Shaw, C. M.
  Stockholm.

  (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE "FOR ALL NOMINEES" BOX TO THE LEFT AND WRITE THE NAME OF THE NOMINEE FOR WHOM YOU WISH TO WITHHOLD AUTHORITY IN THE SPACE PROVIDED BELOW.)
  _____________________________________________________________________________



2.        PROPOSAL TO ELECT DELOITTE & TOUCHE LLP as the auditors of the
          Corporation:

/_/ FOR    /_/ AGAINST   /_/ ABSTAIN


3. In their discretion on such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

DATED:  ________________________________________________, 1995

PLEASE SIGN EXACTLY AS NAME(S) APPEARS AT LEFT:

_____________________________________________________________
                    Signature

_____________________________________________________________
                    Signature

IMPORTANT: WHEN STOCK IS IN TWO OR MORE NAMES, ALL MUST SIGN. WHEN SIGNING AS EXECUTOR, TRUSTEE, GUARDIAN OR OFFICER OF A CORPORATION, GIVE TITLE AS SUCH.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
ENVELOPE.